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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                            BERKSHIRE HATHAWAY INC.,

                               B ACQUISITION, INC.

                                       and

                              BENJAMIN MOORE & CO.


                          Dated as of November 8, 2000




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                                TABLE OF CONTENTS

                                                                            Page
                                    ARTICLE I
                                    THE OFFER

SECTION 1.01. The Offer........................................................2
SECTION 1.02. Company Action...................................................3

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01. The Merger.......................................................5
SECTION 2.02. Effective Time; Closing..........................................5
SECTION 2.03. Effect of the Merger.............................................5
SECTION 2.04. Certificate of Incorporation; By-laws............................5
SECTION 2.05. Directors and Officers...........................................6
SECTION 2.06. Conversion of Securities.........................................6
SECTION 2.07. Stock Options; ESPP..............................................6
SECTION 2.08. Surrender of Shares; Stock Transfer Books........................7

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01. Organization and Qualification; Subsidiaries.....................9
SECTION 3.02. Certificate of Incorporation and By-laws........................10
SECTION 3.03. Capitalization..................................................10
SECTION 3.04. Corporate Authority Relative to this Agreement..................10
SECTION 3.05. No Conflict; Required Filings and Consents......................11
SECTION 3.06. Compliance......................................................11
SECTION 3.07. SEC Filings; Financial Statements...............................12
SECTION 3.08. Absence of Certain Changes or Events............................12
SECTION 3.09. Absence of Litigation...........................................13
SECTION 3.10. Employee Benefit Plans..........................................13
SECTION 3.11. Labor Matters...................................................15
SECTION 3.12. Offer Documents; Schedule 14D-9; Proxy Statement................15
SECTION 3.13. Real Property and Leases........................................15
SECTION 3.14. Intellectual Property...........................................16
SECTION 3.15. Taxes...........................................................17
SECTION 3.16. Environmental Matters...........................................17
SECTION 3.17. State Takeover Statute..........................................18
SECTION 3.18. Brokers.........................................................18
SECTION 3.19. Exclusivity of Representations..................................19

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

SECTION 4.01. Corporate Organization..........................................19
SECTION 4.02. Corporate Authority Relative to this Agreement..................19
SECTION 4.03. No Conflict; Required Filings and Consents......................19
SECTION 4.04. Financing.......................................................20
SECTION 4.05. Offer Documents; Proxy Statement................................20
SECTION 4.06. Absence of Litigation...........................................21
SECTION 4.07. No Prior Activities.............................................21
SECTION 4.08. Parent Not an Interested Stockholder............................21
SECTION 4.09. Brokers 21

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by the Company Pending the Merger...........21

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

SECTION 6.01. Shareholders' Meeting...........................................23
SECTION 6.02. Proxy Statement.................................................24
SECTION 6.03. Company Board Representation; Section 14(f).....................24
SECTION 6.04. Access to Information; Confidentiality..........................25
SECTION 6.05. No Solicitation of Transactions.................................25
SECTION 6.06. Employee Benefits Matters.......................................27
SECTION 6.07. Directors' and Officers' Indemnification and Insurance..........28
SECTION 6.08. Further Action; Consents; Filings...............................30
SECTION 6.09. Public Announcements............................................31
SECTION 6.10. Minority Shares of Benjamin Moore & Co., Limited................31
SECTION 6.11. Notification of Certain Matters.................................31

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Merger........................................32
SECTION 7.02. Conditions to Obligations of Parent and Purchaser to Effect
                the Merger....................................................32

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination.....................................................32
SECTION 8.02. Effect of Termination...........................................34
SECTION 8.03. Fees and Expenses...............................................34
SECTION 8.04. Amendment.......................................................35
SECTION 8.05. Waiver..........................................................35


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                                      iii


                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations and Warranties..................35
SECTION 9.02. Notices.........................................................35
SECTION 9.03. Certain Definitions.............................................36
SECTION 9.04. Severability....................................................37
SECTION 9.05. Entire Agreement; Assignment....................................38
SECTION 9.06. Parties in Interest.............................................38
SECTION 9.07. Governing Law...................................................38
SECTION 9.08. Waiver of Jury Trial............................................38
SECTION 9.09. Specific Performance............................................39
SECTION 9.10. Disclosure Schedule.............................................39
SECTION 9.11. Headings........................................................39
SECTION 9.12. Counterparts....................................................39


ANNEX A  Conditions to the Offer


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                                       iv


                            Glossary of Defined Terms
                          (Not Part of this Agreement)


Defined Term                                              Location of Definition
------------                                              ----------------------

1999 Balance Sheet......................................    ss. 3.07(c)
Acquisition Agreement...................................    ss. 6.05(b)
Acquisition Proposal....................................    ss. 6.05(a)
Action..................................................    ss. 3.09
affiliate...............................................    ss. 9.03(a)
Agreement...............................................    Preamble
beneficial owner........................................    ss. 9.03(b)
Board...................................................    Recitals
business day............................................    ss. 9.03(c)
Canadian Competition Act................................    ss. 3.05(b)
Canadian Per Share Price................................    ss. 6.10
Canadian Sub............................................    ss. 6.10
Canadian Sub Option Spread..............................    ss. 6.10
Canadian Sub Stock Option...............................    ss. 6.10
Certificate of Incorporation............................    ss. 2.04(a)
Certificate of Merger...................................    ss. 2.02
Certificates............................................    ss. 2.08(b)
Claim...................................................    ss. 6.07(a)
Code....................................................    ss. 3.10(a)
Company.................................................    Preamble
Company Intellectual Property...........................    ss. 3.14
Company Preferred Stock.................................    ss. 3.03(a)
Company Stock Option....................................    ss. 2.07(a)
Company Stock Option Plans..............................    ss. 2.07(a)
Confidentiality Agreement...............................    ss. 6.04(b)
control.................................................    ss. 9.03(d)
Disclosure Schedule.....................................    Article III
Effective Time..........................................    ss. 2.02
Environmental Law.......................................    ss. 3.16(d)
ERISA...................................................    ss. 3.10(a)
ESPP....................................................    ss. 2.07(b)
Exchange Act............................................    ss. 1.01(a)
Expiration Date.........................................    ss. 6.05(a)
Fee.....................................................    ss. 8.03(a)
Financial Advisor.......................................    ss. 1.02(a)
GAAP....................................................    ss. 3.07(b)
Governmental Antitrust Authority........................    ss. 6.08(c)(i)
Governmental Authority..................................    ss. 3.05(b)
Hazardous Substances....................................    ss. 3.16(d)
HSR Act.................................................    ss. 1.01(a)

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                                       v

Defined Term                                              Location of Definition
------------                                              ----------------------

Indemnified Party.......................................    ss. 6.07(a)
Intellectual Property...................................    ss. 3.14
IRS.....................................................    ss. 3.10(a)
ISRA....................................................    ss. 3.05(b)
knowledge of the Company................................    ss. 9.03(e)
Law.....................................................    ss. 3.05(a)
Liens...................................................    ss. 3.13(b)
Material Adverse Effect.................................    ss. 3.01(a)
Material Subsidiary.....................................    ss. 3.01(b)
Maximum Premium.........................................    ss. 6.07(c)
Merger..................................................    Recitals
Merger Consideration....................................    ss. 2.06(a)
Minimum Condition.......................................    ss. 1.01(a)
Minority Purchase Transaction...........................    ss. 6.10
Minority Shares.........................................    ss. 6.10
Multiemployer Plan......................................    ss. 3.10(b)
Multiple Employer Plan..................................    ss. 3.10(b)
New Jersey Law..........................................    Recitals
Offer...................................................    Recitals
Offer Documents.........................................    ss. 1.01(b)
Offer to Purchase.......................................    ss. 1.01(b)
Option Spread...........................................    ss. 2.07(a)
Outside Date............................................    ss. 8.01(b)(i)
Parent..................................................    Preamble
Paying Agent............................................    ss. 2.08(a)
Per Share Amount........................................    Recitals
Permitted Liens.........................................    ss. 3.13(b)
person..................................................    ss. 9.03(f)
Plans...................................................    ss. 3.10(a)
Proxy Statement.........................................    ss. 3.12
Purchaser...............................................    Preamble
Schedule 14D-9..........................................    ss. 1.02(b)
Schedule TO.............................................    ss. 1.01(b)
SEC.....................................................    ss. 1.01(a)
SEC Reports.............................................    ss. 3.07(a)
Securities Act..........................................    ss. 3.07(a)
Shares..................................................    Recitals
Shareholders............................................    Recitals
Shareholders Agreement..................................    Recitals
Shareholders' Meeting...................................    ss. 6.01(a)
Subsidiary..............................................    ss. 3.01(a)
subsidiary..............................................    ss. 9.03(g)
Superior Proposal.......................................    ss. 6.05(a)
Surviving Corporation...................................    ss. 2.01
Taxes...................................................    ss. 3.15
Transactions............................................    ss. 1.02(a)

              AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2000 (this "Agreement"), among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), B Acquisition, Inc., a New Jersey corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Benjamin Moore & Co., a New Jersey corporation (the "Company").

              WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

              WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of common stock, par value $3.33 1/3 per share, of the Company ("Shares") for $37.82 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

              WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

              WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the New Jersey Business Corporation Act, as amended ("New Jersey Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

              WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Parent and Purchaser have entered into a Shareholders Agreement, dated as of the date hereof (the "Shareholders Agreement"), with the shareholders named therein (the "Shareholders"), pursuant to which the Shareholders have, among other things, (1) agreed to tender all Shares owned by the Shareholders pursuant to the Offer, (2) granted to Parent an option to purchase all of the Shares owned by the Shareholders, and (3) agreed to vote all Shares beneficially owned by the Shareholders in favor of the Merger and this Agreement and against any Acquisition Proposal (as defined herein), in each case subject to and on the conditions set forth therein.

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER


              SECTION 1.01. The Offer. (a) Provided this Agreement shall not have been terminated in accordance with Section 8.01, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as practicable after the date hereof, but in no event later than seven business days after the public announcement of the execution of this Agreement. The obligation of Purchaser to accept for payment, and to pay for, Shares tendered pursuant to the Offer shall be subject only to the condition (the "Minimum Condition") that at least the number of Shares that when added to the Shares already owned by Parent, Purchaser or any subsidiary of Parent, if any, shall constitute two-thirds of the then outstanding Shares on a fully diluted basis (on a "fully diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to options or obligations outstanding at that date and which do not terminate upon consummation of the Offer under any employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and to the satisfaction or waiver by Purchaser of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, Purchaser may not (i) waive the Minimum Condition (except under circumstances whereby the "Option" (as defined in the Shareholders Agreement) is or, upon the expiration of the Offer, will be, exercisable in accordance with its terms, provided that such Option is exercised by Parent or Purchaser as soon as practicable after it becomes so exercisable and, upon any such exercise, the Minimum Condition will be satisfied), (ii) decrease the price per Share payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex A hereto, (v) except as provided below, extend the Offer,
(vi) change the form of consideration payable in the Offer, or (vii) make any other change in the terms or conditions of the Offer that is otherwise adverse to the Company or the holders of Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for up to 30 business days beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or, to the extent permitted by this Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than five business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 75% or more, but less than 90%, of the outstanding Shares on a fully diluted basis, so long as the Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer set forth on Annex A hereto (other than the Minimum Condition and the condition set forth in paragraph (a) of Annex A hereto) that


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subsequently may not be satisfied during any such extension of the Offer. If, on the initial scheduled expiration date of the Offer, (x) the sole condition remaining unsatisfied is the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act"), to have expired or been terminated, then Purchaser shall extend the Offer from time to time until five business days after the expiration or termination of the applicable waiting period under the HSR Act and (y) if the condition set forth in paragraph (c) or (d) of Annex A shall not have been satisfied, the Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer from time to time until five business days after such breach is cured (provided that Purchaser shall not be required to extend the Offer beyond 30 business days after such initial scheduled expiration date). The Per Share Amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer and
Section 2.08(e). Subject to the terms and conditions of the Offer, Purchaser shall, and Parent shall cause Purchaser to, pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. The Company shall not tender Shares held by it or by any of its Subsidiaries pursuant to the Offer, except pursuant to Section 2.07(b).

              (b) On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and all other ancillary offer documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent and Purchaser shall cause the Offer Documents to be disseminated to the holders of Shares as soon as practicable following the commencement of the Offer. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent and Purchaser shall provide the Company and its counsel in writing with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel.

              SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to and in the best interests of the holders of Shares, (B) approved this Agreement and the Transactions and (C) recommended that the holders of Shares accept the Offer and approve this Agreement and


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


the Transactions, and (ii) JP Morgan Securities Inc. (the "Financial Advisor") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view as of the date of such opinion. Except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

              (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel, the recommendation of the Board described in Section 1.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Schedule 14D-9 shall comply in all material respect with the provisions of applicable federal securities laws. The Company shall take all steps necessary to cause the
Schedule 14D-9 to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and Purchaser, on the other hand, shall correct promptly any information provided by it for use in the
Schedule 14D-9 that shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

              (c) The Company shall promptly furnish Purchaser with, or cause Purchaser to be furnished with, mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of the Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or the possession of their agents or representatives.

                                   ARTICLE II

                                   THE MERGER


              SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with New Jersey Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

              SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Department of Treasury/Division of Commercial Recording, in such form as is required by, and executed in accordance with the relevant provisions of, New Jersey Law. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Department of Treasury/Division of Commercial Recording or such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time". Prior to the filing of the Certificate of Merger, a closing shall be held at the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

              SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of New Jersey Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities, purposes and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

              SECTION 2.04. Certificate of Incorporation; By-laws. (a) Subject to the provisions of Section 6.07, at the Effective Time, the Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

              (b) Subject to the provisions of Section 6.07, the by-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

              SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

              SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities:

              (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.08, of the certificate that formerly evidenced such Share. All such Shares when so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.08(b) hereof, without interest;

              (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

              (c) Each share of common stock, no par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

              SECTION 2.07. Stock Options; ESPP. (a) The Company shall take all necessary action to ensure that each outstanding stock option (a "Company Stock Option"), whether or not exercisable and whether or not vested, under the Company's 1998 Stock Incentive Plan, 1993 Stock Option Plan, or any stock option agreement or employment agreement (the "Company Stock Option Plans") shall be canceled by the Company immediately prior to the Effective Time, and each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Stock Option. The Option Spread, after reduction for applicable tax withholding, if any, shall be paid in cash. Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Stock Options and the Shares in connection with the Transactions to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

              (b) The Company shall take all actions necessary to pass-through tender rights with respect to the Shares held on behalf of the participants in the Employee Stock Purchase Plan ("ESPP") and to tender those shares for which instructions are received in accordance with those instructions. The Company shall receive the proceeds on behalf of the ESPP participants and shall remit those proceeds to the participants after withholding the balance of all outstanding amounts due under any promissory notes thereunder from the proceeds received in respect of the Shares.

              (c) The aggregate outstanding balance with respect to the promissory notes issued under the Company Option Plans and the ESPP as of October 31, 2000 is approximately $9,300,000.

              SECTION 2.08. Surrender of Shares; Stock Transfer Books. (a) When and as needed, Purchaser shall deposit or cause to be deposited (and Parent shall provide all necessary funds and otherwise cause Purchaser to deposit), with a bank or trust company designated by Parent or Purchaser (and reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of Shares, the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

              (b) (i) Promptly after the Effective Time, but in no event more than three business days thereafter, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

              (ii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

              (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

              (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

              (e) Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.10 of this Agreement) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


              The Company hereby represents and warrants to Parent and Purchaser that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (the "Disclosure Schedule"):

              SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each Subsidiary (as defined below) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where (i) with respect to any Material Subsidiary, the failure to have such governmental approvals and (ii) with respect to any Subsidiary other than a Material Subsidiary, the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, does not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Material Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any subsidiary of the Company ("Subsidiary"), the term "Material Adverse Effect" means any change, effect, condition, event or circumstance (x) that is materially adverse to the business, operations, the results of operations or the financial condition of the Company and the Subsidiaries, taken as a whole, or (y) that is materially adverse to the Company's ability to consummate the Transactions, except to the extent that any such change, effect, condition, event or circumstance that is materially adverse to the Company's ability to consummate the Transactions is caused directly or indirectly by any action or inaction of Parent or Purchaser in breach of this Agreement; provided, however, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company or the Subsidiaries operate (including legal and regulatory changes), (iii) general economic conditions or changes, effects, conditions or circumstances affecting the securities markets generally or (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement.

              (b) Each Subsidiary that is a "Significant Subsidiary," as defined in Rule 405 of the Securities Act, or is otherwise material to the financial condition or results of operation of the Company is so identified in Section 3.01(b) of the Disclosure Schedule and is referred to herein as a "Material Subsidiary".

              SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of the Company. Such Certificate of Incorporation and By-laws are in full force and effect. Neither the Company nor any Material Subsidiary is in material violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

              SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of 120,000,000 Shares and 500,000 shares of preferred stock, par value $10.00 per share ("Company Preferred Stock"). As of the date hereof, (i) 26,469,381 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 13,023,555 Shares are held in the treasury of the Company, and (iii) 1,288,906 Shares are reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Option Plans. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03, there are not, and, as of the Effective Time, there will not be, any shares of capital stock issued and outstanding (other than the issuance of Shares pursuant to the exercise of outstanding employee stock options granted prior to the date hereof pursuant to the Company's Stock Option Plans as set forth in this Section 3.03), or any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

              (b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Material Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever which would reasonably be expected to have, in the aggregate, a Material Adverse Effect, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

              SECTION 3.04. Corporate Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of two-thirds of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by New Jersey Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

              SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Material Subsidiary, (ii) conflict with or violate any law, statute, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Material Subsidiary or by which any property or asset of the Company or any Material Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, have a Material Adverse Effect.

              (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority or agency, domestic or foreign (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the HSR Act, the notification requirements of the Competition Act (Canada), R.S. 1985, c.C-34, as amended ("Canadian Competition Act"), the requirements of the Industrial Site Recovery Act of the State of New Jersey, N.J.S.A. 13:1k-6, et seq. ("ISRA") and filing and recordation of appropriate merger documents as required by New Jersey Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and do not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 3.06. Compliance. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any

Subsidiary is bound or affected, except for any such conflicts, defaults, breaches or violations that do not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, when aggregated with all other such failures, reasonably be expected to have a Material Adverse Effect.

              SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (collectively, including any exhibits or schedules thereto, and documents incorporated by reference therein, the "SEC Reports"). As of their respective dates and, if amended, as of the date of the last such amendment, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

              (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports complies as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1999, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 1999 or (ii) that do not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports filed prior to the date hereof, since December 31, 1999 to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in all material respects in the ordinary course and consistent with past practice, (b) there has not been any Material Adverse Effect, and no events have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the

SEC Reports filed prior to the date hereof, since June 30, 2000 to the date of this Agreement, none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01. Except as disclosed in the SEC Reports filed prior to the date hereof, since December 31, 1999, none of the Company or any Subsidiary has taken any action referred to in Section 5.01(g).

              SECTION 3.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any material property or material asset of the Company or any Subsidiary, before any court or arbitrator or Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company, nor any Subsidiary nor any material property or material asset of the Company or any Subsidiary, is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitral panel that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

              SECTION 3.10. Employee Benefit Plans. (a) Plans and Material Documents. Section 3.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental executive retirement plans and excess benefit plan, severance or other benefit plans, programs, trusts, or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any material contracts, arrangements or understandings or any change of control arrangements between the Company or any Material Subsidiary and any employee of the Company or any Material Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company or any Material Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has made available to the Purchaser a true and complete copy of each Plan and each material document, if any, prepared in connection with each such Plan, including, without limitation,
(i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended through the date hereof (the "Code").

              (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

              (c) Compliance. Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder, including, without limitation, ERISA and the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in material default under or in material violation of, and have no knowledge of any material default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), which could reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding.

              (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

              (e) Absence of Certain Liabilities. To the knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability.

              SECTION 3.11. Labor Matters. (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iii) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which could reasonably be expected to have a Material Adverse Effect; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; and (v) there is currently no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

              SECTION 3.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as hereinafter defined) nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

              SECTION 3.13. Real Property and Leases. (a) Except as disclosed in the SEC Reports filed prior to the date hereof, the Company and the Subsidiaries have sufficient title to or leasehold interest in all their real properties necessary to conduct their respective businesses as currently conducted, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

              (b) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (D) zoning laws and other land use restrictions that do not materially impair the present use of the property, (E) Liens arising by reason of deposits to secure public or statutory obligations in lieu of surety or appeal bonds entered into in the ordinary course of business, and (F) Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

              (c) All leases of real property and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Material Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Material Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect.

              SECTION 3.14. Intellectual Property. The Company or its Subsidiaries own or have the right to use all Intellectual Property that is material to the operation of their businesses ("Company Intellectual Property"), except for such failures to own or have rights to use that would not reasonably be expected to have a Material Adverse Effect. Except for such infringements as would not have a Material Adverse Effect, to the knowledge of the Company, the Company Intellectual Property does not infringe the Intellectual Property of any third party, and no claim has been asserted to the Company or any of its Subsidiaries that the use of the Company Intellectual Property infringes the Intellectual Property of any third party. Except as would not have a Material Adverse Effect, to the knowledge of the Company, no person is engaging in any activity that infringes the Company Intellectual Property. All Company Intellectual Property is subsisting and in force, except for such failures to be so subsisting and in force that would not reasonably be expected to have a Material Adverse Effect. For purposes hereof, "Intellectual Property" means: (i) United States, international and foreign patents and patent applications, (ii) trademarks, trade names and service marks, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how and (v) domain names.

              SECTION 3.15. Taxes. The Company and the Subsidiaries have timely filed or will file all federal, state, local and foreign Tax returns and reports required to be filed by them and have paid and discharged all Taxes due whether or not shown thereon or have adequate provisions in the Company's books and records to cover any liability for such Taxes, other than (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due or for Taxes being contested in good faith by appropriate proceeding. No audit of any material Tax return of the Company or any Subsidiary is being conducted or has been threatened by the IRS or any taxing authority or agency, domestic or foreign. Neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or successor, by contract, or, to the knowledge of the Company, otherwise. To the knowledge of the Company, there are no material "deferred intercompany transactions" or "intercompany transactions" the gain or loss in which would be required to be taken into account under the consolidated return Treasury Regulations as a result of the Merger. As used in this Agreement, "Taxes" shall mean all income, excise, gross receipts, ad valorem, sales, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

              SECTION 3.16. Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) to the knowledge of the Company, the Company and its Subsidiaries are not in violation of any Environmental Law; (ii) the Company and its Subsidiaries are not in receipt of any pending, unresolved, written notice or claim, or subject to any pending, unresolved litigation, action or governmental investigation in which it is alleged that the Company or any of its Subsidiaries are actually or potentially liable for any contamination by Hazardous Substances; (iii) the Company and its Subsidiaries are not in receipt of any pending, unresolved, written notice or claim, or subject to any pending, unresolved litigation, action or governmental investigation in which it is alleged that the Company or any of its Subsidiaries are actually or potentially liable under any Environmental Law; (iv) to the knowledge of the Company, the Company and its Subsidiaries have or have applied for, and are in compliance with, all permits, licenses and other authorizations required under any Environmental Law; (v) to the knowledge of the Company, during or prior to the period of (A) its or any Subsidiary's ownership or operation of any of their respective properties, or
(B) its or any Subsidiary's participation in the management or use of any property, there has been no release or threatened release of any Hazardous Substances in, on, under or affecting any such property; and (vi) neither the Company nor any of its Subsidiaries are signatories to, or the subject of, or to the knowledge of the Company, any of the properties are subject to, any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory authority or third party imposing any material liability or obligations pursuant to or under any Environmental Laws.

              (b) Parent and Purchaser acknowledge that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Company or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

              (c) None of the real property currently or, to the knowledge of the Company, previously, owned by the Company is listed or, to the knowledge of the Company, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act.

              (d) For purposes hereof, (i) "Environmental Law" means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in effect as of the Effective Time, relating to pollution or protection of the environment or human health and safety as related to Hazardous Substance Exposure; and (ii) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts in effect as of the Effective Time: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products; (C) polychlorinated biphenyls and asbestos; and (D) hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws.

              SECTION 3.17. State Takeover Statute. The Company has taken all action necessary such that the provisions of Section 14A: 10A-(4-5) of New Jersey Law and the provisions of Article Eighth of the Certificate of Incorporation will not apply to the Transactions. No other state takeover or similar statute or regulation is applicable to the Transactions.

              SECTION 3.18. Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

              SECTION 3.19. Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including without limitation any implied warranties. The Company hereby disclaims any such other or implied representations and warranties, notwithstanding the delivery or disclosure to Parent, Purchaser or their respective officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data).

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER


              Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

              SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay consummation of the Transactions.

              SECTION 4.02. Corporate Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their obligations hereunder and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by New Jersey Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

              SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of

Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of a material benefit under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay consummation of the Transactions.

              (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the HSR Act, Canadian Competition Act, ISRA and filing and recordation of appropriate merger documents as required by New Jersey Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay consummation of the Transactions.

              SECTION 4.04. Financing. At or prior to the date that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, Parent and Purchaser collectively, will have sufficient cash resources available to pay for the Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger and to pay all fees and expenses related to the Transactions payable by them.

              SECTION 4.05. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

              SECTION 4.06. Absence of Litigation. There is no Action pending or, to the knowledge of Parent and Purchaser, threatened against Parent or Purchaser or any of their respective properties or assets before any court or arbitrator or Governmental Authority which seeks to delay or prevent or would result in the material delay of or would prevent the consummation of any Transaction. Neither Parent nor Purchaser or any property or asset of Parent or Purchaser is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

              SECTION 4.07. No Prior Activities. Since the date of its incorporation, Purchaser has not engaged and will not engage prior to the Effective Time or termination of this Agreement in any activities other than in connection with or as contemplated by this Agreement.

              SECTION 4.08. Parent Not an Interested Stockholder. (i) neither Parent nor any of its affiliates is, with respect to the Company, an "interested stockholder" as such term is defined in Section 14A:10A-3(j) of New Jersey Law and (ii) none of Parent, Purchaser or any of their respective affiliates beneficially own any Shares.

              SECTION 4.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER


              SECTION 5.01. Conduct of Business by the Company Pending the Merger. Except (i) as otherwise contemplated by this Agreement, (ii) as set forth in Section 5.01 of the Disclosure Schedule, or (iii) as required by applicable Law, the Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to (A) use all reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations and (B) conduct its business in the usual, regular and ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.01 of the Disclosure Schedule, or (iii) as required by applicable Law, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent which shall not be unreasonably withheld or delayed:

              (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

              (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary for consideration in excess of $10 million in the aggregate, except in the ordinary course of business and in a manner consistent with past practices;

              (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends from any subsidiary to the Company), except for (x) the year 2000 fourth quarter extra cash dividend on the Shares in an amount not to exceed 12 cents per Share and (y) regular cash dividends on the Shares declared and paid quarterly in amounts not to exceed 21 cents per Share and at times consistent with past practices;

              (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

              (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than acquisitions of materials, equipment, supplies or services in the ordinary course consistent with past practice; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (other than loans between the Company and its Subsidiaries) or capital contributions or investments in any person other than the Company or its Subsidiaries for an amount in excess of $10 million in the aggregate; (iii) authorize capital expenditures which are, in the aggregate, in excess of $10 million for the Company and the Subsidiaries; provided that any capital expenditure shall be only in the ordinary course of business or in connection with the restructuring of manufacturing and distribution facilities of the Company disclosed in the SEC Reports filed prior to the date hereof; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e); provided that the foregoing shall not restrict the Company from merging any of its wholly owned Subsidiaries with any of its other wholly owned Subsidiaries or with and into the Company;

              (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases (i) in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or (ii) pursuant to employment, severance or other agreements with directors, officers or employees in effect as of the date of this Agreement, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or, other than in accordance with past practices, other employee of the Company or of any Subsidiary or establish, adopt, enter into or amend (other than any amendments which are required by Law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, change of control, health, welfare or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

              (g) other than as required by GAAP to be implemented following the date of this Agreement, make any material change to its accounting policies or procedures;

              (h) take any action that would, or is reasonably likely to, result in any of the representations and warranties of the Company in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

              (i) except in the usual, regular, and ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

              (j) except as set forth in Section 6.05, waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

              (k) make any commitment to take any of the actions prohibited by this Section 5.01.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS


              SECTION 6.01. Shareholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Shareholders' Meeting") and (ii) except as required by its fiduciary duties under applicable law after having received advice from outside legal counsel, (A) include in the Proxy Statement the recommendation of the Board that the shareholders of the Company approve this Agreement and the Merger and (B) use all reasonable efforts to obtain such approval. At the Shareholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries and affiliates to be voted in favor of the approval of this Agreement and the Merger.

              (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 14A:10-5.1 of New Jersey Law, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

              SECTION 6.02. Proxy Statement. If required by applicable law, as soon as practicable following the consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

              SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly after (i) the purchase of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer as a result of which Purchaser and its affiliates own at least two-thirds of the Shares outstanding on a fully diluted basis on the date of purchase, and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

              (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and

Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

              (c) Notwithstanding anything in this Section 6.03 to the contrary, until the Effective Time, the Company shall retain as members of its Board at least two directors who are directors of the Company on the date hereof. Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights or remedies hereunder, shall require the concurrence of a majority of the directors of the Company then in office who were not designated by Purchaser.

              SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times and upon reasonable notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request; provided, however, that nothing herein shall require either the Company or any of its Subsidiaries (i) to disclose any information to Parent or its representatives if such disclosure would be in violation of applicable laws or regulations of any Governmental Authority or (ii) disclose any information about any person (other than the Company and its Subsidiaries) to Parent or its representatives if such disclosure would be in violation of the terms of any confidentiality agreement or provision in effect on the date of this Agreement and to which the Company or any Subsidiary is a party.

              (b) All information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be subject to the provisions of the confidentiality agreement, dated October 24, 2000 (the "Confidentiality Agreement"), between Parent and the Company.

              (c) No investigation or receipt of information by Parent or Purchaser of the Company and any of its Subsidiaries shall affect the representations, warranties, covenants or agreements of the Company set forth herein.

              SECTION 6.05. No Solicitation of Transactions. (a) Upon the execution of this Agreement, the Company shall immediately cease any discussions or negotiations with any parties (other than Parent or any of its affiliates or representatives) that may be ongoing with respect to an Acquisition Proposal. From the date hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other advisor or representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined), or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding the foregoing, if, prior to the purchase of Shares pursuant to the Offer and following the receipt of an Acquisition Proposal that constitutes, or in the good faith judgment of the Board would reasonably be expected to lead to, a Superior Proposal (as defined below) that was unsolicited and made after the date hereof and the Company is not in material breach of any of its obligations under this Section 6.05, the Company may, in response to such Acquisition Proposal and subject to compliance with Section 6.05 (c), (x) furnish information with respect to the Company and its Subsidiaries to any person making such Acquisition Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement shall include a provision prohibiting solicitation of key employees of the Company, such provision lasting at least three years, and may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (y) participate in discussions or negotiations regarding such Acquisition Proposal, provided that, prior to taking any such action, the Company provides reasonable advance notice to Parent that it is taking such action; provided, however, that as to each of clauses (x) and (y), the Board determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law. It is agreed that any material violation of the restrictions set forth in the second sentence of this Section 6.05(a) by any officer of the Company or any Subsidiary or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any Subsidiary shall be deemed to be a breach of this Section 6.05(a) by the Company except where such violation of the restrictions set forth in the second sentence of this Section 6.05(a) by any such person is not related to the transaction, proposal or offer constituting a Superior Proposal which the Company engages in discussions or enters into any agreement with respect thereto pursuant to the terms of this Section 6.05(a). For purposes of this Agreement, "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition or purchase of (A) 15% or more of the assets of the Company or (B) over 15% of any class of equity securities of the Company; (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, share exchange, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the Transactions. For purposes of this Agreement, "Superior Proposal" means (i) a bona fide written proposal or offer from any person for a direct or indirect acquisition or purchase of (A) 50% or more of the assets of the Company or (B) over 50% of any class of equity securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, share exchange, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions, (x) which, if consummated, would result in a transaction more favorable to the Company's shareholders than the Offer and the Merger (taking into account all relevant factors, including the likelihood of such offer resulting in a consummated transaction), and (y) for which there is no financing contingency and the third party has demonstrated that financing is reasonably likely to be obtained, in each case as determined by the Board in its good faith judgment (after consultation with its financial advisor and outside counsel). Any Superior Proposal is an Acquisition Proposal.

              (b) Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval, determination of advisability or recommendation by the Board or any such committee of the Offer, the Merger or this Agreement unless the Board shall have determined in good faith, after consultation with its financial advisor and outside counsel, that the Offer, the Merger or this Agreement is no longer in the best interests of the Company's shareholders and that such withdrawal or modification is, therefore, required in order to satisfy its fiduciary duties to the Company's shareholders under applicable Law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal (an "Acquisition Agreement"). Notwithstanding the foregoing, in the event that the Board determines (after consultation with its outside counsel), prior to the purchase of Shares pursuant to the Offer, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law and the Company is not in material breach of any of its obligations under this Section 6.05, the Board may, in response to a Superior Proposal that was unsolicited and made after the date hereof, take any of the actions described in clauses (ii) or
(iii) above; provided, however, that in no event may the Board take any such action described in clauses (ii) or (iii) above earlier than the third business day following Parent's receipt of written notice of the intention of the Board to do so, including the identity of the person making such Acquisition Proposal, and with respect to the action described in clause (iii) only, attaching the most current version of any such Acquisition Proposal or any draft of an Acquisition Agreement.

              (c) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal or any request for confidential information, the material terms and conditions of such request or the Acquisition Proposal and the identity of the person making such request or the Acquisition Proposal. The Company thereafter shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposals or inquiries and the status of any discussions or negotiations relating thereto.

              (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders required by applicable law.

              SECTION 6.06. Employee Benefits Matters. (a) From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the bonus awards under the Company's Long Term Bonus Plan will vest and become payable immediately prior to the Effective Date in accordance with the terms of the plan in the approximate aggregate amount of $4.63 million in accordance with the terms set forth on Schedule 6.06(a). In addition, the annual bonus payable under the Company's 2000 Incentive Award Plan shall be paid out as soon as practicable after December 15, 2000 and otherwise in accordance with the plan's terms.

              (b) Parent hereby agrees that, for a period of two years immediately following the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide employee benefit and compensation plans, programs, contracts and arrangements for the benefit of current or former employees of the Company and its Subsidiaries which, in the aggregate, will provide benefits and compensation that provide substantially comparable benefit levels and aggregate compensation value to those provided to such employees as a group under the employee benefit and compensation plans, programs, contracts and arrangements of the Company and its Subsidiaries as in effect immediately prior to the Effective Time; provided, however, that Parent shall not have any obligation to continue the stock option, stock purchase or other plans involving the potential issuance of securities of the Surviving Corporation or Parent but shall provide alternative benefits with substantially comparable value; provided, however, that nothing contained herein shall limit any reserved right to amend, modify, suspend, revoke or terminate any such plan; and provided further, however, that changes may be made to the extent necessary to comply with applicable law.

              (c) Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

              SECTION 6.07. Directors' and Officers' Indemnification and Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation as its sole shareholder to exculpate and indemnify, defend, protect and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the

Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable Law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, however, that the Surviving Corporation shall not be liable for or otherwise be required to indemnify an Indemnified Party with respect to any amounts paid in settlement of any Claims without the written consent of Surviving Corporation (which consent shall not be unreasonably withheld or delayed). Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim of the type described above, then from and after the Effective Time, Parent shall cause the Surviving Corporation as its sole shareholder to periodically advance (such advancement to be mandatory rather than permissive) to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Any Indemnified Party wishing to claim indemnification under this Section 6.07, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict of interest or a potential conflict of interest on any significant issue between the positions of any two or more Indemnified Parties.

              (b) All rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided under applicable Law or the Company's Certificate of Incorporation, by-laws or indemnification agreements in effect at the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, however, that in the event any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided further, however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable Law, the Company's Certificate of Incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent.

              (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation as its sole shareholder to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured parties) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to cause the Surviving Corporation to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall cause the Surviving Corporation to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, Parent shall purchase all available run-off insurance policies with respect to pre-existing insurance in an amount that, together with all other insurance purchased pursuant to this
Section 6.07(c), does not exceed the Maximum Premium. The Company acknowledges that policies of directors' and officers' liability insurance provided by National Indemnity Company upon the terms set forth in this Section 6.07(c) may be substituted for the current policies of directors' and officers' liability insurance maintained by the Company. The Company represents to Parent that the current annualized premium on current policies of directors' and officers' liability insurance maintained by the Company is no more than $142,700 in the aggregate.

              (d) In the event the Company, the Surviving Corporation or Parent, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, shall assume the obligations set forth in this Section 6.07. This Section 6.07 is intended to benefit, and shall be enforceable by, the Indemnified Parties.

              SECTION 6.08. Further Action; Consents; Filings. (a) Each party hereto will use its reasonable best efforts (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as possible, (ii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under applicable Law and (iii) to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary in connection with its execution and delivery of, and for the performance of its obligations pursuant to, this Agreement. The Company and Parent each agree to use their reasonable best efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Governmental Order that is in effect and that restricts, prevents or prohibits the consummation of any of the Transactions.

              (b) Each party will cooperate fully with the other party in promptly taking the actions referred to in Section 6.04(a), including, without limitation, by (i) making an appropriate filing of a Notification and Report Form pursuant to the HSR Act and the Canadian Competition Act with respect to the Transactions within seven business days of the date hereof and by supplying promptly any additional information and documentary material that may be requested pursuant to the HSR Act and (ii) providing copies of all filings and similar documents to the other party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

              SECTION 6.09. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

              SECTION 6.10. Minority Shares of Benjamin Moore & Co., Limited.
As soon as practicable after the Effective Time, but in no event later than ten business days after the Effective Time, Parent shall offer to acquire or shall cause any of its affiliates, including, without limitation, the Surviving Corporation, to offer to acquire, through a merger, tender offer or other transaction ("Minority Purchase Transaction"), all outstanding shares of Benjamin Moore & Co., Limited, a Canadian corporation (the "Canadian Sub"), not owned by the Surviving Corporation ("Minority Shares") for cash in an amount per share equal to CDN$93.55 ("Canadian Per Share Price"). In addition, simultaneously with the consummation of the Minority Purchase Transaction, Parent shall cause Surviving Corporation to take all necessary action to ensure that each outstanding stock option (a "Canadian Sub Stock Option"), whether or not exercisable and whether or not vested, under the Canadian Sub's Stock Option Plan, any stock option agreement or employment agreement, shall be canceled by the Surviving Corporation simultaneously with the consummation of the Minority Purchase Transaction, such that each holder of a canceled Canadian Sub Stock Option shall be entitled to receive at the time of such consummation or as soon as practicable thereafter from the Canadian Sub in consideration for the cancellation of such Canadian Sub Stock Option an amount (the "Canadian Sub Option Spread") equal to the product of (i) the number of shares of Canadian Sub previously subject to such Canadian Sub Stock Option and (ii) the excess, if any, of the Canadian Per Share Price over the exercise price per share of the Canadian Sub previously subject to such Canadian Sub Stock Option. The Canadian Sub Option Spread, after reduction for applicable tax withholding, if any, shall be paid in cash. The aggregate purchase price for the purchase of the Minority Shares and the cash-out of the Canadian Sub Stock Options is equal to approximately CDN$17,542,673.

              SECTION 6.11. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, its Subsidiaries or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, the delivery of any notice pursuant to this
Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further that this Section
6.11 shall not constitute a covenant or agreement for the purpose of clause (c) or (d) of Annex A.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER


              SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the shareholders of the Company to the extent required by New Jersey Law and the Certificate of Incorporation of the Company;

              (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and the Canadian Competition Act shall have expired or been terminated;

              (c) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or injunction (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting, precluding, restraining or enjoining consummation of the Transactions; and

              (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

              SECTION 7.02. Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the further condition (which may be waived in whole or in part by Parent) that the Company shall have performed in all material respects all material obligations required to be performed by it under the Agreement on or before the earlier of (i) such time as Parent's or Purchaser's designees shall constitute at least a majority of the Board pursuant to Section 6.03 and (ii) the Closing held pursuant to Section 2.02; provided, however, that Parent or Purchaser shall waive this condition if Parent or Purchaser shall not designate their nominees as directors on the Board promptly after the purchase of and payment for any Shares by Purchaser or any of its affiliates pursuant to Section 6.03.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER


              SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the shareholders of the Company:

              (a) By mutual written consent of each of Parent, Purchaser and the Company; or

              (b)  By either Parent, Purchaser or the Company if:

                   (i) the Offer shall not have been consummated on or prior to
              March 7, 2001 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to perform or fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to complete the Offer on or prior to such date; provided further that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal injunction, order, decree, ruling or other action restraining, enjoining or otherwise prohibiting the consummation of the Offer and the Outside Date shall be extended day-by-day for each day tolled; provided further, however, that the Outside Date shall not be extended past May 7, 2001; or

                   (ii) any Governmental Authority or court of competent
              jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger, which injunction, order, decree or ruling has become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling; or

                   (iii) the Offer shall have expired, terminated or been
              withdrawn pursuant to its terms without any Shares being purchased therein; provided, however, that the right to terminate this agreement under this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser to purchase Shares in the Offer.

              (c)  By Parent if:

                   (i) due to an occurrence or circumstance that, if occurring after the commencement of the Offer, would result in a failure to satisfy any condition set forth in Annex A hereto, Parent and Purchaser shall have failed to commence the Offer on or prior to the seventh business day after the public announcement of the execution of this Agreement; provided that Parent may not terminate this Agreement pursuant to this clause (i) if Parent or Purchaser is in material breach of this Agreement; or

                   (ii) (A) the Company or the Board, or any committee thereof, prior to the purchase of the Shares pursuant to the Offer, shall have (I) withdrawn, modified or changed, or proposed publicly to withdraw, modify or change, its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, or failed to reconfirm its recommendation within four business days after a written request to do so, or (II) approved or recommended, or proposed publicly to approve or recommend, to the shareholders of the Company an Acquisition Proposal; or (B) the Board or any committee thereof shall have resolved to take any of the foregoing actions; or

              (d)  By the Company if:

                   (i) Purchaser shall have failed to commence the Offer within seven business days after the public announcement of the execution of this Agreement provided that the Company may not terminate this Agreement pursuant to this clause (i) if the Company is in material breach of this Agreement; or

                   (ii) it concurrently enters into a definitive agreement
              providing for a Superior Proposal entered into in accordance with
              Section 6.05; provided that (A) prior thereto or simultaneously therewith, the Company shall have paid the Fee pursuant to Section 8.03, and (B) the Company shall have complied with the provisions of Section 6.05(b) and (c).

              SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 6.04, 8.02, 8.03, 9.02, 9.04, 9.05, 9.07 and 9.08) shall forthwith become void, and there shall be no liability on the part of any party hereto, provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

              SECTION 8.03. Fees and Expenses. (a) In the event that this Agreement is terminated pursuant to Section 8.01(d)(ii), the Company shall pay Parent a fee of $25 million (the "Fee"), which amount shall be payable in immediately available funds, prior to or simultaneously with the entering into of a definitive agreement as specified in such Section 8.01(d)(ii). In the event that (i) (x) (I) this Agreement is terminated pursuant to Section 8.01(c)(ii),
(II) this Agreement is terminated by the Company pursuant to Section 8.01(b)(i) or (III) the Offer has remained open for at least 20 business days and the Minimum Condition has not been satisfied (and none of the events described in paragraphs (a), (e) or (f) of Annex A shall have occurred so as to result in a condition to the Offer not being satisfied and Parent shall not have theretofore invoked any of the other conditions set forth in Annex A) and this Agreement is terminated by Parent pursuant to Section 8.01(b)(iii), (y) at the time of such termination (1) a third party shall have publicly made an Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn or (2) a bona fide Acquisition Proposal shall have been made to the Company, and (z) on the date of such termination, Parent is not in material breach of this Agreement and the Minimum Condition has not been satisfied and (ii) a definitive agreement is entered into providing for an Acquisition Proposal within one year of the date of such termination pursuant to clause (i), then the Company shall pay Parent promptly (but in no event later than three business days after the entering into of such agreement referred to in clause (ii) above) the Fee, which amount shall be payable in immediately available funds.

              (b) In the event that the Company shall fail to pay the Fee when due, the Company shall reimburse Parent and the Purchaser for the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the prime rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Base Rate.

              (c) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any transaction is consummated.

              SECTION 8.04. Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

              SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS


              SECTION 9.01. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered by the parties pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

              SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an overnight or expedited courier service, by telecopy (provided that any notice received by telecopy at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

              if to Parent or Purchaser:

                       Berkshire Hathaway Inc.
                       1440 Kiewit Plaza
                       Omaha, Nebraska  68131
                       Facsimile:  (402) 346-3375
                       Attention:  Marc D. Hamburg

              with a copy to:

                       Munger, Tolles & Olson LLP
                       355 South Grand Avenue, 35th Floor
                       Los Angeles, California  90071-1560
                       Facsimile:  (213) 687-3702
                       Attention:  Robert E. Denham, Esq.

              if to the Company:

                       Benjamin Moore & Co.
                       51 Chestnut Ridge Road
                       Montvale, New Jersey  07645
                       Facsimile:  (201) 573-6654
                       Attention:  Yvan Dupuy

              with a copy to:

                       Shearman & Sterling
                       599 Lexington Avenue
                       New York, New York  10022
                       Facsimile:  (212) 848-7179
                       Attention:  John J. Madden, Esq.

              SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

              (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

              (b) "beneficial owner", with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

              (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

              (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

              (e) "knowledge of the Company" means the actual knowledge of the senior executive officers of the Company;

              (f) "person" means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, estate, association or other entity or any government, political subdivision, agency or instrumentality of a government; and

              (g) "subsidiary" or "subsidiaries" of a person shall mean any other person of which (i) the first mentioned person or any subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its subsidiaries.

              SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

              SECTION 9.05. Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.04(b) all prior agreements, undertakings, understandings, representations and warranties both written and oral, among the parties, or any of them, with respect to the subject matter hereof. References herein to this Agreement shall for all purposes be deemed to include references to the Disclosure Schedule. This Agreement shall not be assigned, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

              SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.07 and 6.10 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and their successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns).

              SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, provided, however, that any of the provisions contained herein with respect to the Merger shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.

              SECTION 9.08. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto certifies and acknowledges that (a) no representative, agent or attorney of such party has been authorized by such party to represent or, to the knowledge of such party, has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such other party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

              SECTION 9.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing or posting of any bond.

              SECTION 9.10. Disclosure Schedule. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

              SECTION 9.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

              SECTION 9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

              IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                          BERKSHIRE HATHAWAY INC.



                                          By
                                            ------------------------------------
                                            Name:   Warren E. Buffett
                                            Title:  Chief Executive Officer



                                          B ACQUISITION, INC.



                                          By
                                            ------------------------------------
                                            Name:   Warren E. Buffett
                                            Title:  President



                                          BENJAMIN MOORE & CO.



                                          By
                                            ------------------------------------
                                            Name:   Yvan Dupuy
                                            Title:  President and Chief
                                                    Executive Officer

                                                                         ANNEX A


                             Conditions to the Offer


              Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act or the Canadian Competition Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

              (a) (I) there shall have been any statute, rule, regulation, judgment, order or injunction entered, passed, promulgated, enforced, enacted or issued, or applicable to the Offer by any Governmental Authority of competent jurisdiction that (i) makes illegal, prohibits or materially limits the ownership or operation by Parent, Purchaser or the Company of all or a material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, as a result of the Transactions; or (ii) imposes limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company's shareholders, including, without limitation, the approval of this Agreement and the Transactions; or (iii) prohibits or makes illegal the acceptance for payment, payment for, or purchase of Shares by Parent or Purchaser or the consummation of the Offer or the Merger; or (iv) otherwise renders Parent or Purchaser unable to accept for payment, pay for, or to purchase some or all of the Shares; or (II) there shall have been any action or proceeding instituted by any Governmental Authority and such action or proceeding is pending before a Governmental Authority of competent jurisdiction that (i) seeks to make illegal, prohibit or materially limit the ownership or operation by Parent or Purchaser of all or a material portion of the business or assets of the Company and the Subsidiaries, taken as a whole; or (ii) seeks to impose limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company's shareholders, including, without limitation, the approval of this Agreement and the Transactions; or (iii) seeks to prohibit or make illegal the acceptance for payment, payment for, or purchase of Shares by Parent or Purchaser or the consummation of the Offer or the Merger; or (iv) is reasonably likely to result in a material delay in or seeks to restrict the ability of Parent or Purchaser, or render Parent or Purchaser unable to accept for payment, pay for, or to purchase some or all of the Shares;

              (b) a Material Adverse Effect shall have occurred and be continuing;

              (c) any representation or warranty of the Company in the Agreement that is qualified by a reference to Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in all material respects, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except for representations and warranties made as of a specific date which shall be true and correct as of such date;

                  (d) the Company shall have failed in any material respect to perform, or to comply with, any material agreement or covenant of the Company to be performed or complied with by it under the Agreement (including, without limitation, its agreements or covenants under Section 6.05);

              (e) the Agreement shall have been terminated in accordance with its terms; or

              (f) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

              The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted or waived by either of them, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser.



                                       ii